Exhibit No. 99.1
FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for 2016 and
Will Host Conference Call and Webcast on January 31, 2017

Burr Ridge, Illinois - (January 30, 2017) BankFinancial Corporation (Nasdaq - BFIN) (the “Company”) announced today the Company recorded net income of $2.3 million and basic and dilutive earnings per share of common stock of $0.12 for the fourth quarter ended December 31, 2016.
Total loans increased by $71 million during the fourth quarter due to growth in commercial leases and multi-family loans, which was partially offset by reduced balances in commercial real estate loans and residential loans. Total commercial-related loan balances reached a new record level of $1.2 billion, and now comprise 89.6% of total loans. Loan payoffs increased primarily due to a payoff resulting from the sale of a commercial equipment lessor to another lessor customer at the end of 2016.
In addition to organic commercial loan and lease originations, the Company agreed to acquire a portfolio of investment-grade commercial leases from a competitor exiting the sector. The Company closed $55 million of the portfolio acquisition late in the fourth quarter of 2016, consisting of leases at an average rate of 2.31% and an average duration of approximately 26 months. The Company anticipates closing up to an additional $22 million of the remaining portfolio at a similar rate during the first quarter of 2017. The portfolio acquisition enables the Company to deepen relationships with the commercial equipment lessors and redeploy the rapidly amortizing portfolio proceeds into higher-yielding commercial leases during 2017 and 2018.
Total organic commercial-related loan originations (including commercial line of credit utilization) for the fourth quarter of 2016 were $146.6 million at an average 4.18% rate, compared to an average 3.86% rate for the third quarter of 2016. Combined with the commercial lease portfolio acquisition, total commercial-related loan originations for the quarter were $201.6 million at an average 3.67% rate. Because commercial-related loans have become the dominant part of its lending activities, the Company’s banking subsidiary, BankFinancial, NA, converted to a National Bank charter on November 30, 2016.
To ensure compliance with regulatory limits on commercial loan balances that existed before the national bank charter conversion, and to anticipate loan funding needs, the Company added $50 million of short-term borrowings during the fourth quarter of 2016. This growth in total assets and total liabilities contributed to a temporary dilution of net interest margin and net interest spread for the fourth quarter of 2016. Due to these actions and the timing and nature of the commercial lease portfolio acquisition, the average yield on loans, net interest margin and net interest spread declined for the fourth quarter of 2016.
Noninterest income increased modestly in the fourth quarter due primarily to slightly higher deposit account-related income and trust income. The Company expects to continue to make progress in increasing noninterest income in 2017 through new deposit account product offerings and commercial loan and lease participation or sale revenues related to new loan originations.
Noninterest expense increased modestly in the fourth quarter. Compensation expense increased by $419,000 primarily due to increased ESOP expense and to incentive compensation related to loan growth. Other expenses experienced seasonal fluctuations; however, the trends in noninterest expense remained intact.
Past due and classified loan trends remain favorable. The ratio of nonperforming loans to total loans was 0.25% and the ratio of nonperforming assets to total assets ratio was 0.44% at December 31, 2016. Nonperforming commercial-related loans represented 0.04% of total commercial-related loans. Nonperforming asset expenses decreased by $155,000 due to resolutions of nonperforming loans and assets. The Company continues to focus on proactive portfolio management and resolutions of nonperforming loans and assets to maintain asset quality and reduce nonperforming asset expense to the lowest practicable levels.
The Company's net income for the year 2016 was $7.5 million. Basic earnings per share of common stock were $0.40 and dilutive earnings per share of common stock were $0.39. The Company’s total loans increased by $79 million (6%), and its total commercial-related loans increased by $103 million (10%). The Company increased its commercial / industrial loan and lease portfolio by $111 million, and its multifamily loan portfolio by $37 million, partially offset by a $44 million reduction in its commercial real estate portfolio and a $25 million reduction in residential loans.
The Company’s total core deposits remained stable. The Company’s liquid assets exceeded 12% of total assets. The Company’s capital ratios remained strong with a Tier 1 capital ratio of 12% and a Tier 1 risk-based capital ratio of 16%.
“Our 2016 results reflect the successful execution of key business plan objectives, including accelerating our growth in commercial loans and leases following our conversion to a national bank charter in November, 2016, achieving exceptionally strong asset quality and improving our overall efficiency. Building on our new capacities, we look forward to further improvements in these very positive trends in 2017,” said F. Morgan Gasior, the Chairman and CEO of the Company. He added that “We remain encouraged by the recent favorable trends in market yields on our commercial loan and lease originations and the ongoing flow of new opportunities at these yield levels.”
The Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review fourth quarter 2016 results in a conference call and webcast for stockholders and analysts on Tuesday, January 31, 2017 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 60249177. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through 11:59 p.m. Chicago Time on Friday, February 24, 2017.
BankFinancial Corporation is the holding company for BankFinancial, NA, a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234